SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549



FORM 8-K



CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934


August 26, 1998
(Date of report)



SYNCRONYS SOFTCORP
(Exact name of registrant as specified in its charter)



Nevada                                       		0-25736
(State or other jurisdiction of incorporation)	(Commission file number)

33-0653223
(I.R.S. Employer Identification No.)




3958 Ince Boulevard
Culver City, California 90232
(Address of principal executive offices and zip code)






(310) 842-9203
(Registrant telephone number)











This Form 8-K consists of 5 pages
One exhibit on page 4                                  							Page 1 of 5



Item 1.  Changes in Control of Registrant.

Syncronys Softcorp announced on August 11, 1998 that it had effected a management reorganization and concluded an interim financing to enable the Company to continue operations pending reorganization.
[attached press release as exhibit 99].

The management reorganization included the resignations of Rainer Poertner as chief executive officer and president, and of Daniel Taylor as chairman of the board, executive vice president of marketing, and secretary. Both Mr. Poertner and Mr. Taylor will remain as consultants to management.

Walter D. Doyle has assumed the positions of chairman of the board, chief executive officer, president and secretary. Additionally, Carl Kosnar and April Robertson have been added to the board of directors.

BIOGRAPHY

WALTER D. DOYLE - Has been the founder, developer and financing partner of public and private companies both internationally and in the United States. He has served as an officer and board member of many of these companies as well as for other companies in related fields for the past 10 years. The industry groups that he has worked within include international finance and investing, automotive design and related services, medical products and services, mining and lumber and most recently Internet based Web content provider services.

CARL J. KOSNAR - Has 20 years experience in upper level management serving as president and chief executive officer of a high level automotive design company. Additionally, Mr. Kosnar has served in the capacity of managing director for a national consulting firm, chief executive officer of a U.S. franchising corporation, chief operating officer of a medical services company and most recently as vice president of business development for an Internet based Web content provider.

APRIL L. ROBERTSON - Has over 30 years of business management experience in a number of industry groups including, food and related services, medical products and services, health and fitness, entertainment and aerospace. Ms. Robertson has previously served on the board of directors of a U.S. based international petroleum enhancement company. She is currently working as a business consultant in the areas of finance and personnel management.

The interim financing consists of an interest-free loan from Mr. Doyle in the amount of $1,050,000 as per the loan agreement payable as follows:
$125,000 upon signing, $175,000 on August 21, 1998 with the balance paid in equal installments over the next five months starting Sept. 1, 1998. This financing will enable the Company to continue operations pending reorganization. The Company and Mr. Doyle have obtained court approval to make this loan a secured, first charge on the bankrupt estate of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SYNCRONYS SOFTCORP
(Registrant)




Date: August 26, 1998						By:	/S/ Walter D. Doyle
                  									Walter D. Doyle
									                  President/CEO

EXHIBIT 99

FOR IMMEDIATE RELEASE
August 11, 1998

Contact:
Walter Doyle, 310/842-9203


SYNCRONYS ANNOUNCES
Interim Financing Package and Management Change


Culver City, Calif., --(BUSINESS WIRE)--August 11, 1998 -- Syncronys Softcorp (OTC BB:SYCR), a leading developer of utility software and exclusive publisher of SFST, SmartFiles System technology, Tuesday announced that it has secured financing to assist the reorganization of the company's emergence from Chapter 11 bankruptcy.
The company further announced the resignation of Rainer Poertner, chief executive officer and president, and Daniel Taylor, chairman of the board and executive vice president of marketing and secretary.
Both previous officers will remain as consultants to management and the new board of directors during the transition. The company has appointed three new board members. Management responsibilities will be assumed by Walter D. Doyle and a professional team of associates while the reorganization is underway. Doyle has an extensive background in management of both private and public companies. He has been appointed Synchrony's chairman of the board and chief executive officer.
Doyle stated that he anticipated the transition and reorganization of Syncronys would proceed smoothly given the quality of the company's products and staff. He further stated that he believes the company will emerge with a much stronger business foundation with an exciting and diversified future.
The new management team will focus on:
* The release of the company's current products in final stages of development.
* The acquisition of other leading-edge software products to broaden the company's current product line.
* The acquisition of companies whose business is intricately involved in the Internet and other services related to the company's core products.
* Development of new revenue based upon a mix of software product sales and Internet services.
* New and alternative (i.e. electronic) distribution of its products, which will enhance existing distribution channels.
* Expansion of international product licensing and distribution.
* Commitment to increasing shareholder value with an emphasis on future earnings per share.
The above mix of products, services and philosophy will be instrumental in creating increased cash flows and operational profits.
Additional information will be provided to shareholders on each of the above subjects as they become material in the company's day-to-day operations. General information on Syncronys is also available at www.syncronys.com.

About Syncronys Softcorp

Syncronys Softcorp, with headquarters in Culver City, is the exclusive publisher of the SFS SmartFiles System technology.
Syncronys' current product line, including UpgradeAID 98, BigDisk and Zipper, are available at major retail locations across the United States and Canada such as CompUSA, Computer City and Best Buy, as well as via corporate resellers, direct marketing, and through OEM channels. Syncronys' products are also available through the Syncronys online store at www.syncronys.com. For more information about Syncronys Softcorp products, distribution outside of the United States and Canada, and for volume discount pricing, call 310/842-9203, 230.
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